Exhibit 99.0

400 Chestnut Ridge Road Woodcliff Lake, NJ 07677 201-930-3300	N E W S R E L E A S E

CONTACT: Carol A. Cox, 201-930-3720	EMAIL: ccox@barrlabs.com

Barr Reports Third Quarter Fiscal 2004 Earnings of $0.33 Per Share Driven By 87% Increase in Revenue

Excluding Charges, Third Quarter Earnings Were $0.58 Per Share

Woodcliff Lake, NJ – April 28, 2004...Barr Pharmaceuticals, Inc. (NYSE-BRL) today reported that revenues increased 87% to $321 million for the third quarter of fiscal 2004, ended March 31, 2004, compared to $172 million for the same period last year. Net earnings for the quarter were $35.1 million, or $0.33 per share on a fully diluted basis, compared to $45.9 million or $0.44 per share on a fully diluted basis for the same period last year. Adjusted net earnings for the quarter were $62.2 million, or $0.58 per share, excluding unusual or infrequent charges.

For the nine months ended March 31, 2004, revenues increased 67% to $1 billion, compared to $601 million in the prior year period. Net earnings for the nine months ended March 31, 2004 were $108.7 million, or $1.02 per fully diluted share, compared to $130.5 million, or $1.27 per fully diluted share in the prior year period. Adjusted net earnings for the nine months ended March 31, 2004 were $168.3 million, or $1.57 per fully diluted share, excluding charges.

“During the quarter, revenue from our SEASONALE® extended cycle oral contraceptive product that was launched in November 2003 drove the greater than 300% increase in year-over-year proprietary product sales. Our generic products also continued to drive our results, led by double-digit growth in our generic oral contraceptive product franchise and sales from our distributed Ciprofloxacin product,” said Bruce L. Downey, Barr’s Chairman and CEO. “Simultaneously, we continued to significantly invest in research and development projects, supported new product launches through sales force promotion and advertising, and increased our business development activities, as reflected by our acquisition of all rights to the transvaginal ring product for urinary incontinence, our acquisition of Women’s Capital Corporation and our acquisition of the rights to the brand Loestrin® oral contraceptive products from Galen.”

Reconciliation of Adjusted Earnings to GAAP Earnings
 In calculating adjusted net earnings, the Company utilizes a non-GAAP financial measure of net earnings that excludes, as applicable, write-off of in-process research and development, restructuring charges, acquisition-related expenses, and other unusual charges or benefits. For the three and nine months ended March 31, 2004, these excluded charges consist of the following:

•	an after-tax charge of $0.13 per fully diluted share taken in the quarter ended March 31, 2004 resulting from the $22.3 million write-off associated with acquiring from Schering AG the worldwide rights to the oxybutynin transvaginal ring product for urinary incontinence that is currently in development;

•	combined after-tax charges of $0.12 per fully diluted share taken in the quarter ended March 31, 2004 resulting from the $10.3 million in-process research and development charge associated with the emergency contraception acquisition from Women’s Capital Corporation, and from the $4.2 million acquisition of certain emergency contraception assets from Gynetics, Inc.;

•	an after-tax charge of $0.21 per fully diluted share taken in the quarter ended December 31, 2003 resulting from a $35.6 million write-off of in-process research and development acquired from Endeavor Pharmaceuticals, Inc.; and

•	an after-tax charge of $0.09 per fully diluted share taken in the quarter ended September 30, 2003 related to the establishment of a $15.7 million reserve against the amount of principal and accrued interest owed to Barr by Natural Biologics, LLC (NBL).

A reconciliation of GAAP earnings per fully diluted share to adjusted earnings per share is presented in a table at the end of this press release.

Revenues
 Product Sales Overview
 Total product sales for the third quarter increased 87% to $317 million, as compared to $169 million in the prior year period. For the first nine months, total product sales increased 67% to $995 million, as compared to $595 million for the prior year period.

Ciprofloxacin Sales
 Sales of the Company’s distributed Ciprofloxacin product, an antibiotic that the Company launched on June 9, 2003, contributed $85 million to product sales during the quarter.

Generic Product Sales
 For the third quarter, sales of the Company’s generic products increased 21% to $193 million, as compared to $160 million in the prior year period. For the quarter, the Company’s generic oral contraceptive product line contributed $102 million to generic product sales, an increase of 23%, as compared to $83 million for the prior year period. Contributing to the increase in generic oral contraceptive sales for the quarter were sales from the six generic oral contraceptive products that the Company has launched in fiscal 2004, including its Tri-Sprintec® oral contraceptive that was launched in December 2003. The Company’s portfolio of generic oral contraceptives now totals 19 products.

Proprietary Product Sales
 For the third quarter, sales of the Company’s proprietary products increased 321% to $39 million, as compared to $9 million in the prior year period, driven by sales of the Company’s SEASONALE® extended cycle oral contraceptive, higher sales of Cenestin® and the contribution from sales of products acquired from Wyeth in June 2003.

Development and Other Revenue
 The Company reported development and other revenue of $4 million for the third quarter, compared to $3 million for the prior year quarter. For the nine months ended March 31, 2004, development and other revenue was $11 million, compared to $6 million in the prior year period. Development revenue in the third quarter includes the $1 million payment made by Galen Holdings to the Company for the grant of an option to acquire an exclusive license for Barr’s generic version of Galen’s Ovcon® 35 oral contraceptive.

Margins
 Margins on product sales for the quarter were 54%, compared to 67% in the prior year period. For the nine months, margins were 48%, compared to 56% in the prior year period. The decline in margins was primarily attributable to the relatively higher percentage of Ciprofloxacin product sales in the three and nine months ended March 31, 2004, as compared to the prior year periods. Ciprofloxacin, as both a distributed product and a product subject to a profit split with a partner, carries a lower margin than the Company’s other products. Margins on other products were in the mid-to-high-60% range during the quarter, which is comparable to the same period last year.

Research and Development
 R&D expenses were $58 million for the quarter, compared to $21 million for the same period last year. For the nine months, R&D expenses totaled $145 million, compared to $65 million for the prior year period. The increase in R&D expenses in the quarter was primarily related to a $22.3 million write-off associated with acquiring the worldwide rights to the oxybutynin transvaginal ring product for urinary incontinence from Schering AG, and the $10.3 million write-off of acquired in-process research and development resulting from the acquisition of Women’s Capital Corporation. Excluding those items, R&D expenses for the quarter increased $4 million or 21% compared to the prior year period reflecting higher third party development agreement costs, higher raw material and bio-study costs associated with generic product development and increased headcount and related costs associated with other proprietary development activities.

Proprietary Drug Research and Development
 During the quarter, the U.S. Food and Drug Administration (FDA) approved the Company’s supplemental New Drug Application (sNDA) for Cenestin® (Synthetic Conjugated Estrogens, A) 0.45 mg tablets. This additional dosage strength, which brings to five the number of dosage strengths approved in the Cenestin product line, is the lowest Cenestin dose approved for the treatment of moderate to severe vasomotor symptoms associated with menopause.

The Company currently has three proprietary product applications pending at the FDA: an New Drug Application (NDA) for Enjuvia™ (Synthetic Conjugated Estrogens) 0.3 mg and 0.45 mg tablets; an NDA for Enjuvia (Synthetic Conjugated Estrogens) 0.625 mg and 1.25 mg tablets; and an sNDA for Over-the-Counter status for the Plan B® emergency contraceptive. In addition, the Company has seven proprietary products in clinical development, four of which are in Phase III studies.

Generic Drug Research and Development
 The Company currently has 29 Abbreviated New Drug Applications (ANDAs) pending at the FDA. During the quarter, the Company received two tentative product approvals and launched its generic version of Organon’s Cyclessa® (desogestrel/ethinyl estradiol) Tablets which is marketed under the tradename Velivet™. The Company also received tentative FDA approvals for its generic version of Ortho-McNeil’s Topamax® Tablets (Topiramate Tablets), 25 mg, 100 mg and 200 mg and for its generic version of Ortho-McNeil’s Topamax® Sprinkle Capsules (Topiramate Capsules), 15 mg and 25 mg.

Selling, General and Administrative
 SG&A expenses increased to $57 million for the quarter, compared to $34 million for the same period last year. For the nine months, SG&A expenses totaled $176 million, compared to $99 million for the prior year period. The increase in SG&A costs for the three and nine months ended March 31, 2004 was primarily related to: increased advertising and promotional costs for SEASONALE®; higher costs associated with the March 2003 expansion of the Company’s Duramed Women’s Healthcare Sales Force from 132 to 250 sales representatives; higher legal costs, primarily related to patent matters; and higher information technology and related consulting costs associated with the implementation of the Company’s new enterprise resource planning system. The increase also reflects the $4.2 million charge associated with the acquisition of certain emergency contraception assets from Gynetics, Inc.

Tax Rate
 The effective tax rate for the quarter ended March 31, 2004 was approximately 43%, as compared to 36% for the prior year period. For the nine months ended March 31, 2004 and March 31, 2003, the effective tax rate was approximately 37%. The higher tax rate for the quarter ended March 31, 2004 is primarily related to the $10.3 million write-off of acquired in-process research and development resulting from the acquisition of the stock of Women’s Capital Corporation, which is not deductible for federal income tax purposes.

Balance Sheet
 The Company’s cash and marketable securities totaled $486 million at March 31, 2004. Cash flows from operations totaled $52 million for the quarter. During the quarter, the Company used $55 million of cash for purchases related to Galen Holdings, PLC’s Loestrin® products, Women’s Capital Corporation and Gynetics, Inc. The Company also funded capital investments of $16 million to support the on-going growth of its business.

Other Matters
 On March 16, 2004, Barr distributed approximately 34.5 million additional shares of common stock in order to effect the 3-for-2 stock split declared in February. The stock split was effected in the form of a 50% stock dividend for shareholders of record at the close of business on February 23, 2004. This was Barr’s fifth three-for-two stock split in eight years.

Financial Outlook
 The Company reiterates that it expects to deliver 20-25% earnings growth, or $2.10-$2.18 per fully diluted share, after adjustments, for the full fiscal year ending June 30, 2004 compared to the adjusted fiscal 2003 earnings of approximately $1.75 per fully diluted share. Guidance for the fiscal year does not include potential costs and revenues associated with any additional business development activities or litigation settlements that may be completed by June 30, 2004.

Conference Call/Webcast
 Barr will host a Conference Call at 8:30 AM Eastern time on Wednesday, April 28th to discuss earnings results for the quarter and nine months, ended March 31, 2004. The number to call from within the United States is: (877) 777-1973 and (612) 332-7515 Internationally. A replay of the conference call will be available from 12 Noon Eastern time on April 28th through 11:59 PM Eastern time on April 30th, and can be accessed by dialing (800) 475-6701 in the United States or (320) 365-3844 Internationally and using the access code 727736.

The conference call will also be Webcast live on the Internet. Investors and other interested parties may access the live webcast through the Investor Relations section, under Calendar of Events, on Barr’s website at www.barrlabs.com.

Log on at least 15 minutes before the call begins to register and download or install any necessary audio software.

Barr Pharmaceuticals, Inc., a holding company that operates through its principal subsidiaries, Barr Laboratories, Inc. and Duramed Pharmaceuticals, Inc., is engaged in the development, manufacture and marketing of generic and proprietary pharmaceuticals.

Forward-Looking Statements
 This press release contains a number of forward-looking statements. To the extent that any statements made in this press release contain information that is not historical, these statements are essentially forward-looking. Forward-looking statements can be identified by their use of words such as “expects,” “plans,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates” and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include: the difficulty in predicting the timing and outcome of legal proceedings, including patent-related matters such as patent challenge settlements and patent infringement cases; the difficulty of predicting the timing of U.S. Food and Drug Administration, or FDA, approvals; court and FDA decisions on exclusivity periods; the ability of competitors to extend exclusivity periods for their products; the success of our product development activities; market and customer acceptance and demand for our pharmaceutical products; our dependence on revenues from significant customers; reimbursement policies of third party payors; our dependence on revenues from significant products; the use of estimates in the preparation of our financial statements; the impact of competitive products and pricing; the ability to develop and launch new products on a timely basis; the availability of raw materials; the availability of any product we purchase and sell as a distributor; our mix of product sales between manufactured products, which typically have higher margins, and distributed products, which typically have lower margins, during any given period; the regulatory environment; our exposure to product liability and other lawsuits and contingencies; the increasing cost of insurance and the availability of product liability insurance coverage; our timely and successful completion of strategic initiatives, including integrating companies and products we acquire and implementing new enterprise resource planning systems; fluctuations in operating results, including the effects on such results from spending for research and development, sales and marketing activities and patent challenge activities; and other risks detailed from time-to-time in our filings with the Securities and Exchange Commission.

[EDITOR’S ADVISORY: Barr Pharmaceuticals, Inc. news releases are available free of charge through PR Newswire’s News On-Call fax service. For a menu of Barr’s previous releases, or to receive a specific release via fax call: 800-758-5804 — ext. 089750. Barr news releases and corporate information are also available on Barr’s website (www.barrlabs.com). For complete indications, warnings and contraindications, contact Barr Laboratories’ Product Information Department at 1-800-Barr Lab. Barr Laboratories, Inc. is the exclusive licensee of SEASONALE®, a registered trademark. Cenestin® is a registered trademark of Duramed Pharmaceuticals, Inc. Enjuvia™, Tri-Sprintec® and Velivet™ are trademarks of Barr Laboratories, Inc. Plan B® is a registered trademark of Women’s Capital Corporation. All other trademarks referenced are the property of their respective owners.]

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Barr Pharmaceuticals, Inc. Selected Financial Data
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended			Nine Months Ended
	March 31,			March 31,
	2004	2003		2004	2003
Revenues:
Product sales	$316,707	$169,006		$995,329	$595,389
Development and other revenue	4,378	2,917		10,591	5,997

Total revenues	321,085	171,923		1,005,920	601,386
Costs and expenses:
Cost of sales	145,288	55,182		513,911	260,973
Selling, general and administrative	56,538	34,203		176,040	98,604
Research and development	58,219	21,127		144,778	64,710

Earnings from operations	61,040	61,411		171,191	177,099
Proceeds from patent challenge settlement	—	8,563		—	25,688
Interest income	1,551	1,547		4,192	4,728
Interest expense	532	370		2,032	1,291
Other income (expense)	(631)	187		(1,578)	(59)

Earnings before income taxes	61,428	71,338		171,773	206,165
Income tax expense	26,289	25,464		63,030	75,687

Net earnings	$35,139	$45,874		$108,743	$130,478

Earnings per common share — diluted:
Net earnings	$0.33	$0.44	(a)	$1.02	$1.27	(a)
Weighted average shares — assuming dilution	106,920	104,190	(a)	106,421	103,143	(a)

(a)	All earnings per share and weighted average share information for the three and nine months ended March 31, 2004 reflect a three-for-two stock split effected in the form of a 50% stock dividend distributed on March 16, 2004 to shareholders of record

	As of	As of
	Mar. 31, 2004	Jun. 30, 2003
Cash & cash equivalents	$391,232	$367,142
Marketable securities	95,092	46,737
Accounts receivable	168,165	221,652
Other receivables	7,822	31,136
Inventory	224,873	163,926
Accounts payable	144,217	188,852
Working capital	671,001	574,999
Total assets	1,296,129	1,180,937
Total debt	41,590	42,537
Shareholders’ equity	1,023,112	867,995

	Nine Months Ended
	March 31,
	2004	2003
Cash flow provided by operations	$196,031	$152,120
Capital expenditures	37,034	56,685

Barr Pharmaceuticals, Inc.

Reconciliation of EPS to Adjusted EPS
For the three and nine months ended March 31, 2004 and 2003
(unaudited)

	Three Months Ended March 31,
	2004	2003
Earnings per common share — assuming dilution	$0.33	$0.44
After tax effect of:
Write-off of intangible asset	0.13	—
Emergency contraception acquisition charges	0.12	—

Earnings per common share — assuming dilution, net of charges	$0.58	$0.44

	Nine Months Ended March 31,
	2004	2003
Earnings per common share — assuming dilution	$1.02	$1.27
After tax effect of:
Write-off of intangible asset	0.13	—
Emergency contraception acquisition charges	0.12	—
In-process research and development acquired from Endeavor	0.21	—
Provision for losses on loans to Natural Biologics	0.09	—

Earnings per common share — assuming dilution, net of charges	$1.57	$1.27

Use of Adjusted Financial Information

To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), the Company is providing this summary to reflect the earnings per share effect of the following items:

•	an after-tax charge of $0.13 per fully diluted share taken in the quarter ended March 31, 2004 resulting from the $22.3 million write-off associated with acquiring from Schering AG the worldwide rights to the oxybutynin transvaginal ring product for urinary incontinence that is currently in development;

•	combined after-tax charges of $0.12 per fully diluted share taken in the quarter ended March 31, 2004 resulting from the $10.3 million in-process research and development charge associated with the emergency contraception acquisition from Women’s Capital Corporation, and from the $4.2 million acquisition of certain emergency contraception assets from Gynetics, Inc.;

•	an after-tax charge of $0.21 per fully diluted share taken in the quarter ended December 31, 2003 resulting from a $35.6 million write-off of in-process research and development acquired from Endeavor Pharmaceuticals, Inc.; and

•	an after-tax charge of $0.09 per fully diluted share taken in the quarter ended September 30, 2003 related to the establishment of a $15.7 million reserve against the amount of principal and accrued interest owed to Barr by NBL.

When disclosing financial information, Barr provides all information required in accordance with GAAP, but believes that evaluating its results may be difficult if limited to reviewing only GAAP financial measures. Barr’s management does not itself, nor does it suggest that investors should, consider such adjusted financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Barr presents such adjusted financial measures in reporting its financial results to provide investors with an additional tool to evaluate Barr’s results. Barr’s management believes it is useful for itself and investors to review both GAAP information that includes the charges mentioned above and the adjusted measure of earnings per share that excludes such charges in order to better understand Barr’s business.